Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Southport Acquisition Corporation

Fairfield, CT

We hereby consent to the use in the proxy/prospectus constituting a part of this Registration Statement of our report dated April 1, 2024, relating to the financial statements of Southport Acquisition Corporation which is contained in that proxy/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, P.C.

New York, New York

November 12, 2024